                                                                   Exhibit 99.1



    ALLEN TELECOM INC. 25101 Chagrin Boulevard, Cleveland, Ohio 44122-5687 /
                        216-765-5800 - FAX: 216-765-0410


  [ALLEN TELECOM LOGO]
      NEWS RELEASE
                                                         FOR IMMEDIATE RELEASE


                   ALLEN TELECOM ANNOUNCES THIRD QUARTER 2002
             SALES INCREASE OF 17.1% AND EARNINGS PER SHARE OF $.05

          Significantly Above Analyst Estimates for Sales and Earnings
                    Based on Strength of Geolocation Business


         BEACHWOOD, OHIO, October 29, 2002 - Allen Telecom Inc. (ALN: NYSE) today announced sales and earnings results for the third quarter ended September 30, 2002. Earnings per common share for the third quarter of 2002 were $0.05 per share, a significant improvement versus a loss of $(0.06) per common share for the third quarter of 2001 and a loss of $(0.04) per common share in the second quarter of 2002. Excluding a restructuring charge related to headcount reductions at several operating divisions, earnings per share for the second quarter of 2002 would have been a loss of $(0.02) per common share. Earnings per share amounts are basic and fully diluted. Sales for the third quarter of 2002 increased 17.1% to $107.0 million as compared to $91.3 million for the third quarter of 2001 and increased 16.4% over second quarter of 2002 sales of $91.9 million.

         Earnings per common share for the nine-month period ending September 30, 2002 were $0.01, excluding the $0.02 restructuring charge, as compared to $0.06 per common share for the comparable nine-month period ending September 30, 2001. Sales for the nine-month period ended September 30, 2002 were $288.7 million versus $305.0 million for the comparable nine-month period ending September 30, 2001.

         Sales growth in the third quarter was led by a record quarter in the sale of Geolocation Products with the remaining product lines, in total, showing a modest decline compared to both the third quarter of 2001 (8.7%) and the second quarter of 2002 (3.4%). Sales of Geolocation Products more than tripled from $7.7 million in the second quarter of 2002 to $25.7 million in the third quarter of 2002.

         Robert G. Paul, president and Chief Executive Officer of Allen Telecom, stated, "We are delighted with the continued progress we have made in our geolocation business in the third quarter of 2002. Our Geometrix(R) E911 caller location system has now been chosen by a number of TDMA, CDMA and, more recently, GSM carriers to supply equipment for their E911 safety networks. We are equally excited about the future potential for this product line based on recent orders and our expectations for continued growth in sales for this product line for the balance of this year and 2003.

         "Backlog for the third quarter ended September 30, 2002 was $122.0 million, up 3.3% from the $118.2 million reported in the second quarter ended June 30, 2002. The primary driver for the increase in backlog is the increase in orders for Geolocation Products where backlog increased from $54.9 million at the end of the second quarter to $57.8 million at the end of the third quarter. Backlog in our Base Station Subsystems and Components product line increased 15.5%. Backlog for the remaining product lines declined or remained flat quarter to quarter.

         "We have continued our company-wide emphasis on cost reductions. While we have added expenses to support the growth in our geolocation business, prior cost reductions in our other businesses resulted in selling, general and administrative expenses, as well as research and development expenses, declining as a percent of sales during the third quarter. The Company expects to implement further cost reductions in the fourth quarter and expects to incur restructuring costs of approximately $3.0 - $5.0 million. Annual cost savings resulting from these actions are estimated to be in the range of $1.5 - $2.0 million. Under the new accounting rules, some of these restructuring costs may not be recorded in the fourth quarter of 2002 and may be required to be expensed in 2003.

         "We generated cash of $10.7 million during the third quarter of 2002 and we have increased our cash position, or reduced debt, by over $100 million in the last four quarters. Inventories, which peaked in March 2001 at $142.7 million, declined by an additional $9.0 million in the third quarter to $109.0 million. Collection performance also improved substantially during the third quarter as receivables grew just 3.2% on a 17.1% increase in sales, and average days outstanding on receivables dropped from 92 days to 82 days.

         "2002 continues to be a very challenging year for the telecommunications industry. However, we believe that Allen Telecom's fourth quarter 2002 sales and earnings will continue to improve significantly, led by our Geolocation Products. During the fourth quarter, we expect sales of our other product lines to hold steady at, or near, the third quarter levels. We look for overall sales to improve 7 - 12% in the fourth quarter of 2002 as compared to the third quarter. Our expectation for fourth quarter 2002 earnings per share is $0.09 to $0.12, excluding any of the restructuring charges mentioned above or potential non-cash goodwill impairment charges as mentioned in last quarters' earnings release.

         "Given the positive outlook for Geolocation Products, and the strong customer relationships in our other businesses, we believe sales and earnings per share will continue to improve in 2003 as compared to 2002."

         Allen Telecom Inc. (http://www.allentele.com) is a leading supplier of wireless equipment to the global telecommunications infrastructure market. FOREM supplies sophisticated filters, duplexers, combiners, amplifiers and microwave radios to an array of OEM customers. MIKOM focuses on providing repeaters, in-building systems and other products that enhance both the coverage and the capacity of a wireless system. Tekmar Sistemi provides integrated low power fiber optic and cable distributed antenna systems for indoor coverage systems. Decibel Products and Antenna Specialists manufacture land based and mobile antennas in frequency bands that cover all of the traditional wireless networks. Grayson Wireless supplies measurement and signal processing systems for testing the performance of a wireless network, network-based wireless caller geolocation systems for E 911 and value added services. Comsearch offers program management, network planning, engineering, development and installation of wireless networks worldwide.

         Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the Company's future performance and financial results are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company, include, among others, the cost, success and timetable for new product development including, for example, products for 3G, E 911 and power amplification; the health, economic stability and relative currency valuations in world and national markets; the cost and outcome of litigation, including, for example, a lawsuit filed by a competitor in the E 911 geolocation business claiming infringement by the Company of intellectual property rights; the cost and availability of capital and financing to the Company and its customers; the uncertain timing and level of purchases by the limited number of the Company's customers of both current products and services, and those under development; the effective realization of inventory, receivables and other working capital assets to cash; the impact of competitive products and pricing in the Company's markets; the ability of the company to generate future profits or to implement other tax planning strategies needed to utilize the Company's tax loss carry forwards in the U.S. and Italy; the changes in business conditions and/or changes in assumptions, which could result in goodwill impairment charges; the impact of U.S. and foreign government legislative/regulatory actions, including, for example, the scope and timing of E 911 geolocation requirements in the U.S. markets and spectrum availability and licensing for new wireless applications; the impact of future business conditions on the Company's ability to meet terms and conditions of the Company's borrowing agreements; the cost, timing and availability of personnel, facilities, materials and vendors required for the Company's current and future products; and whether and when backlog will be converted to customer sales. Allen Telecom Inc.'s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q may contain additional factors.

For further information contact:            Dianne B. McCormick
                                                  Director, Investor Relations
                                                  (216) 765-5855 (phone)
                                                  (216) 765-0375 (fax)
                                                  Dianne_McCormick@allentele.com

                               ALLEN TELECOM INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in Thousands, Except Per Share Data)
                                   (Unaudited)

                                                              THREE MONTHS ENDED                 Nine Months Ended
                                                                September 30,                      September 30,
                                                        -------------------------------    --------------------------------
                                                             2002            2001              2002             2001
                                                             ----            ----              ----             ----
SALES                                                     $  106,954        $  91,319        $ 288,673       $ 304,956

Cost of sales                                                (81,145)         (69,877)        (219,650)       (226,499)
                                                            --------         --------        ---------       ---------

Gross profit                                                  25,809           21,442           69,023          78,457

Operating expenses:
   Selling, general and
     administrative
     expenses                                                (13,880)         (13,864)         (41,853)        (42,217)

   Research and development and product
     engineering costs                                        (6,413)          (5,908)         (19,505)        (19,978)

   Amortization of goodwill (Note 1)                               -           (1,968)               -          (5,935)
                                                        --------------      ---------      -------------    ----------

Operating income (loss)                                        5,516             (298)           7,665          10,327

Net interest expense                                          (1,595)          (2,375)          (5,734)         (7,480)
                                                          ----------       ----------       ----------       ---------

Income (loss) before taxes and minority interest               3,921           (2,673)           1,931           2,847

(Provision) benefit for income taxes                          (1,373)           1,040             (676)         (1,110)
                                                          -----------      ----------       -----------      ---------

                                                               2,548           (1,633)           1,255           1,737
Income (loss) before minority interest

Minority interest                                                (48)             (29)             (59)           (116)
                                                           ----------      ----------      -----------      -----------

NET INCOME (LOSS)                                              2,500           (1,662)           1,196           1,621

Dividends on preferred stock                                    (970)               -           (1,572)              -
                                                           ----------      -----------       ----------     ----------

INCOME (LOSS) APPLICABLE TO
     COMMON SHAREHOLDERS                                   $   1,530       $   (1,662)       $    (376)     $    1,621
                                                           =========       ===========       ==========     ==========

INCOME (LOSS) PER COMMON

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
SHARE,
      basic and diluted                                       $  .05           $ (.06)          $ (.01)          $ .06
                                                              ======           =======          =======          =====

Weighted average common shares outstanding:
   Basic                                                      30,430           28,000           30,390          27,970
   Assumed exercise of stock options                               -                -                -             320
                                                           ---------       ----------        ---------      ----------
   Diluted                                                    30,430           28,000           30,390          28,290
                                                           =========       ==========        =========      ==========

         Note 1: Effective January 1, 2002, the Company implemented the provisions of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets." This Statement changed the accounting for goodwill from an amortization method to an impairment only approach; accordingly, the company ceased amortizing goodwill beginning in 2002. This change improved the reported Income (Loss) Income Per Common Share by approximately $.07 and $.21 per common share (basic and diluted) for the three and nine months ended September 30, 2002, respectively.

                  The following supplemental information is presented, on a proforma basis, for the consolidated results of operations for 2001, as compared with 2002, adjusted to exclude amortization of goodwill in the 2001 periods (amounts in thousands):

                                                                   Three Months Ended           Nine Months Ended
                                                                     September 30,                September 30,
         ---------------------------------------------------------------------------------------------------------------
                                                                   2002          2001          2002           2001
         ---------------------------------------------------------------------------------------------------------------
         Reported net income (loss)                              $  2,500     $  (1,662)     $  1,196       $  1,621
         Add back goodwill amortization
            (net of related income taxes)                               -         1,963             -          5,921
                                                               ---------------------------------------------------------
         Proforma net income                                     $  2,500    $      301      $  1,196       $  7,542
                                                               ---------------------------------------------------------

         Reported income (loss) per common share
            (basic and diluted)                                      $.05         $(.06)        $(.01)          $.06
         Effect of goodwill amortization                                -           .07             -            .21
                                                               ---------------------------------------------------------
         Proforma income (loss) per common share                     $.05         $ .01         $(.01)          $.27
         ---------------------------------------------------------------------------------------------------------------

                  In the second quarter of 2002, the Company completed its initial evaluation of goodwill pursuant to the impairment requirements of the aforementioned Statement No. 142. As a result of this evaluation, the Company has determined that there may be an impairment with respect to $32,663,000 of goodwill related to the Decibel Products portion of its base station and mobile antennas product line. The Company will complete the valuation necessary to determine the actual amount of impairment loss, if any, in the fourth quarter of 2002; however, based on its current information the Company estimates that such loss could range between zero and $5,000,000. Impairment charges, if any, from this initial evaluation would be reported as a "Cumulative Effect of an Accounting Change" in the Company's consolidated statement of operations.

         Note 2: Segment information for the Company is as follows (amounts in thousands):

                                                                   Three Months Ended           Nine Months Ended
                                                                     September 30,                September 30,
         ---------------------------------------------------------------------------------------------------------------
                                                                   2002          2001          2002           2001
         ---------------------------------------------------------------------------------------------------------------
         Sales to external customers:


            Wireless communications equipment:
              Base station subsystems and components              $ 36,533      $ 38,132      $105,921       $152,165
              Repeater and in-building coverage                     19,044        23,295        67,807         66,750
         products
              Base station and mobile antennas                      21,753        23,116        57,009         66,805
              Geolocation products                                  25,687         2,355        45,880          2,355
                                                               ---------------------------------------------------------
                 Total wireless communications equipment           103,017        86,898       276,617        288,075
            Wireless engineering and consulting services             3,937         4,421        12,056         16,881
         ---------------------------------------------------------------------------------------------------------------
                 Total sales                                      $106,954      $ 91,319      $288,673       $304,956
         ---------------------------------------------------------------------------------------------------------------
         Results of  operations:
            Wireless communications equipment                   $    6,929     $   3,436     $  13,695      $  20,231
            Wireless engineering and consulting services               371          (279)         (780)         1,215
                                                               ---------------------------------------------------------
                                                                     7,300         3,157        12,915         21,446
         Goodwill amortization                                           -        (1,968)            -         (5,935)
         General corporate expenses                                 (1,784)       (1,487)       (5,250)        (5,184)
         ---------------------------------------------------------------------------------------------------------------
         Operating income (loss)                                $    5,516    $     (298)    $   7,665      $  10,327
         ---------------------------------------------------------------------------------------------------------------

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                               ALLEN TELECOM INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Amounts in Thousands)

                                                                     September 30,             December 31,
                                                                          2002                     2001
                                                                     -----------------         ----------------
                                                                     (Unaudited)
ASSETS
Cash and equivalents                                                     $ 33,237                   $ 16,368
Receivables                                                                95,545                     92,291
Inventories                                                               109,035                    124,026
Other current assets                                                       20,907                     25,245
                                                                         --------                    -------
     Total current assets                                                 258,724                    257,930

Fixed assets                                                               38,515                     41,290
Goodwill                                                                  141,220                    140,995
Other assets                                                               73,816                     71,741
                                                                         --------                   --------
     TOTAL ASSETS                                                        $512,275                   $511,956
                                                                         ========                   ========

LIABILITIES
Notes payable and current maturities of long-term
    obligations                                                          $ 12,579                   $ 12,318
Accounts payable                                                           47,141                     40,355
Accrued expenses                                                           30,263                     27,827
Income taxes                                                               14,364                     14,633
                                                                         --------                   --------
     Total current liabilities                                            104,347                     95,133

Long-term debt                                                             74,540                    140,530
Other liabilities                                                          14,888                     17,936
                                                                         --------                   --------
     TOTAL LIABILITIES                                                    193,775                    253,599

REDEEMABLE CONVERTIBLE PREFERRED STOCK                                     50,000                          -

STOCKHOLDERS' EQUITY                                                      268,500                    258,357
                                                                         --------                   --------
TOTAL LIABILITIES AND  STOCKHOLDERS' EQUITY                              $512,275                   $511,956
                                                                         ========                   ========